Exhibit 99.1
CHAMPION ANNOUNCES RECORD FIRST QUARTER NET INCOME FOR 2006 AND DIVIDEND

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced record net income of $1,146,000 or $0.12 per share and record core net income of $996,000 or $0.10 on an earnings per share basis for the three months ended January 31, 2006. This compares to $263,000 or $0.03 per share for the same period in 2005 representing a $733,000 or 279% increase in core net income. On a core net income basis, after adjusting for insurance recoveries, net of expenses, this represents an increase of over 14% from the previous high in the first quarter of 1997 of $869,000. Net income for the first quarter of 2006 is inclusive of insurance recoveries, net of expenses associated with Hurricane Katrina in the amount of $150,000 on an after tax basis or approximately $0.02 per share. Core net income does not include the insurance recoveries, net of expenses. The Company’s balance sheet reflected interest-bearing debt to equity at under 21.0%, book value per share of $4.25, working capital in excess of $27.0 million and total shareholders equity of $41.4 million.

The Board of Directors also has announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on March 27, 2006, to shareholders of record on March 10, 2006.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We believe that our fiscal first quarter was definitive proof that our strategy is beginning to bear fruit and we were able to monetize our efforts during the quarter. We grew our top line in both printing and office products and office furniture at the same time improving our gross margins and reducing overall selling, general and administrative expenses. I am especially encouraged by the combination of top line growth and margin improvement in the first quarter of 2006 over the first quarter of 2005. We have numerous initiatives on the table as we move into the heart of 2006 and anticipate completing or making substantial progress on these initiatives by the end of our fiscal year. The initiatives cover both revenue growth opportunities and cost savings initiatives. Our numbers improved substantially to record levels without the insurance recoveries, net of expenses recorded during the quarter; however, generally accepted accounting principles (GAAP) dictate that in these circumstances, expenses may be in one period and recoveries in another period. This is what happened to Champion- we incurred pre-tax costs associated with Katrina of approximately $1.0 million in the fourth quarter of 2005 and recorded pre-tax insurance recoveries, net of expenses associated with Katrina of $258,000 in the first quarter of 2006. We are uncertain about the amount, if any, of future recoveries or expenses associated with Katrina and will address them as they are known to the Company in accordance with GAAP.”

Revenues for the three months ended January 31, 2006 were $36.3 million compared to $34.4 million in the same period in 2005. This change represented an increase in revenues of $1.9 million or 5.4%. The printing segment experienced a sales increase of $1.7 million or 7.1% while the office products and office furniture segment experienced an increase of $123,000 or 1.2%. Toney K. Adkins, President and Chief Operating Officer, noted, “Our printing gross margin percentages improved during the period for the second consecutive year. We believe these margin increases are a combination of continued improvement in our market pricing integrity, product mix and savings from our consolidations and cost structure initiatives. The office products and office furniture segment experienced improved gross margin percent over the prior year due in part to improved wholesale pricing factors from the acquisition of Syscan. This led to an overall increase in gross margin contribution for printing and office products and office furniture of $1.1 million. Selling, general and administrative (SG&A) expenses decreased as a percent of sales to 24.0% from 26.1% in 2005 and decreased on a dollar basis by $264,000. As Mr. Reynolds has thoroughly discussed, we were required to record our insurance recovery as income under current accounting rules, therefore, our operating margins improved from 1.5% in 2005 to 5.9% of sales in 2006. Without the insurance recovery, net of related expenses, our operating margins would have been 5.2%.”

Mr. Reynolds concluded, “Our top line improved as a result of organic growth, since we had no new acquisitions since the fourth quarter of 2004. I feel our top line growth is due in part to recognition in the marketplace of our quality and emphasis on customer service. I am also encouraged that our SG&A has improved from the prior year first quarter as a percent of sales and has decreased on an overall dollar basis. This is an indicator of the ability to leverage our base selling and administrative infrastructure. Our new senior management team has been in place approximately one year and it appears they have made significant strides in improving the overall profitability of the Company. They, along with our many loyal and dedicated employees at all positions in the organization, have a strong desire to achieve the best results possible and wake up every morning to perform their duties in a professional and expeditious manner. I indicated last year that we were encouraged by the fact that we are putting ourselves in a position to win based on a systematic and methodical approach of implementing a culture of continuous improvement, and I feel this quarter is indicative of these efforts.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Consolidated Graphics (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months ended January 31,
	2006	2005
Total Revenues	$36,292,000	$34,440,000
Net income	$1,146,000	$263,000
Core net income	$996,000	$263,000
Per share data:
Net income:
Basic and diluted	$0.12	$0.03
Core Basic and diluted	$0.10	$0.03
Weighted Average Shares outstanding:
Basic	9,746,000	9,734,000
Diluted	9,831,000	9,802,000

The following table is a reconciliation of net income as reported to core net income, which is defined as GAAP net income adjusted for insurance recoveries, net of expenses associated with Hurricane Katrina. The Company believes that events associated with Hurricane Katrina require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly financial statements more useful to investors.

	Three Months ended January 31,
	2006	2005
Net Income	$1,146,000	$263,000
Insurance recoveries, net of expenses	150,000	-
Core net income	$996,000	$263,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492